UNWIND AGREEMENT

THIS UNWIND AGREEMENT (“Agreement”) is made effective as of the ____ day of December, 2015 by and between Mark McGarrity (“McGarrity”), Kennen Palm (“Palm”), Pilgrim Consulting Services, Inc., a Delaware corporation (“Pilgrim”) (McGarrity, Palm and Pilgrim may be collectively referred to as “Sellers”) and SPYR, Inc. f/k/a Eat at Joes, Ltd., a Nevada corporation (“SPYR” or “Purchaser”).

RECITALS

A.                On February 23, 2015, Sellers and Purchaser entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Purchaser purchased 100% of the shares of Franklin Networks, Inc., a Tennessee corporation (the “Franklin Shares”), from Sellers for a total purchase price of Two Million Five Hundred Thousand restricted shares of SPYR’s common stock (the “SPYR Shares”) (the “Initial Transaction”).

B.                 Under the Stock Purchase Agreement the SPYR Shares were allocated such that McGarrity and Palm each received One Million SPYR Shares and Pilgrim received Five Hundred Thousand SPYR Shares.

C.                 Upon the terms and subject to the conditions set forth in this Agreement, the parties have agreed to unwind the Initial Transaction, such that the Sellers will return the SPYR Shares to SPYR and SPYR will return the Franklin Shares to Sellers (the “Transaction”).

D.                It is the intention of the parties that: (i) the Transaction shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the exchange of all Shares of stock pursuant hereto shall be exempted from registration or qualification under the Securities Act.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

AGREEMENT

1.                  Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, SPYR hereby covenants and agrees to sell, assign and transfer to McGarrity, Palm and Pilgrim, all of the Franklin Shares held by SPYR. Sellers each covenant and agree to sell, assign, and transfer to SPYR all of the SPYR Shares held by the Sellers.

2.                  Delivery of Stock Certificates and Stock Powers. At Closing (as defined below), Sellers shall deliver all stock certificates for the SPYR Shares to SPYR and SPYR shall deliver all stock certificates for the Franklin Shares to the Sellers. The parties shall take all other actions necessary to effectuate the transfer of the SPYR Shares and Franklin Shares as contemplated by this Agreement.

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3.                  No Further Ownership Rights. Upon Closing, SPYR shall cease to own any rights to any future stock, warrants or future equity claims in Franklin Networks, Inc. Likewise, upon Closing, Sellers shall cease to own any right future stock, warrants or future equity claims in SPYR as a result of the Initial Transaction.

4.                  Closing. The closing shall take place, subject to the terms and conditions of this Agreement, no later than December 31, 2015 (the “Closing”).

5.                  Confirmation of Asset Retention/Return. For avoidance of doubt, as a result of this Agreement:

a.	The following assets shall be returned to Sellers:

                                                              i.      All stock of Franklin Networks, Inc.

                                                            ii.     The original eight website properties (entrée.com, gladiators.com, flawless.com, grubbr.com, parentingpad.com, nutristic.com, crumb.com, and gulitytravel.com).

                                                          iii.      The ninth website property acquired after the Initial Transaction (celebrityhq.com).

                                                          iv.      All goodwill.

b.	The following assets shall be retained by SPYR and prior to Closing Sellers shall make sure that SPYR is in possession of all applicable code necessary to continue to use and continue to further develop such assets:

                                                              i.      The mobile games commonly known and referred to as “Plucky,” “Plucky Rush” and “Rune Guardian.”

                                                            ii.      All SPYR branded websites, including but not limited to spyr.com and spyrgames.com.

                                                          iii.      All accounts related to the spyr.com email addresses.

                                                          iv.      Franklin and/or SPYR’s account with Mail Chimp.

                                                            v.      All bank accounts and accounts receivables existing prior to the Closing date.

Moreover, prior to Closing, Sellers shall take all necessary steps to transfer all Apple AppStore and Google Play Store accounts into the name of SPYR’s wholly owned subsidiary, SPYR APPS, LLC.

6.                  Acknowledgment of Obligations. Between the date of execution of the Stock Purchase Agreement and the date of this Agreement, SPYR, Inc., Franklin Networks, LLC and/or Franklin Networks, Inc. entered into the agreements set forth below, which agreements are still in effect or will require Franklin Networks, Inc. to perform obligations after the Closing.

a.	Master Services Agreement with Pixalate, Inc., dated June 5, 2015. The outstanding obligation of Franklin Networks, Inc. to Pixalate is $ 30,000.00;
b.	Lease Agreement between RBC Center II, GP and Franklin Networks, LLC dated August 7, 2015.
c.	Contract between JW Player and Franklin Networks and dated May 15, 2015

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For purposes of this provision and Agreement, all agreements entered into by SPYR, Inc. and/or Franklin Networks, LLC, the Nevada limited liability company that was set up for the purpose of being the surviving entity in a merger between it and Franklin Networks, Inc., shall be Franklin Networks, Inc. agreements and obligations. The parties shall take all necessary steps to modify any Franklin Networks, LLC agreements as necessary so that they are changed to Franklin Networks, Inc. and shall take the steps necessary to dissolve Franklin Networks, LLC. All amounts due under these agreements after the Closing shall be paid by Franklin Networks, Inc. and neither SPYR nor Franklin Networks, LLC shall have any liability whatsoever with respect to any of the above agreements or obligations. Sellers shall indemnify, defend and hold harmless SPYR, its officers, directors, employees and subsidiaries from and against all liabilities related to the above obligations after the date of the Closing.

7.                  Representations and Warranties of Sellers.

a.	Title and Authority of Sellers. Sellers represent and warrant to SPYR that they have not assigned, pledged or hypothecated the SPYR Shares and that they are the registered and beneficial owners of and have good and marketable title to all of the SPYR Shares held by them and subject to this Agreement and are transferring such free and clear of any and all liens, charges and encumbrances whatsoever. Sellers have due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of all of the SPYR Shares held by them to SPYR at Closing.

b.	Franklin Networks, Inc. Obligations. Sellers represent and warrant to SPYR that the obligations of Franklin Networks, Inc. listed in Section 5 above are the only obligations of Franklin Networks, Inc. that are currently in effect or that will require Franklin Networks, Inc. to perform any obligations after closing.

8.                  Representations and Warranties of SPYR.

a.	Title and Authority of SPYR. SPYR represents and warrants to Sellers that it has not assigned, pledged or hypothecated the Franklin Shares and that it is the registered and beneficial owner of and has good and marketable title to all of the Franklin Shares and is transferring such free and clear of any and all liens, charges and encumbrances whatsoever. SPYR has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of all of the Franklin Shares held by it to Sellers at Closing.

9.                  Closing Conditions

a.	Conditions Precedent to Closing by SPYR. The obligation of SPYR to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of SPYR and may be waived by SPYR in its sole discretion.
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                                                              i.      Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true, correct and complete in all respects as of the Closing date, as though made on and as of the Closing date and Sellers shall have delivered to SPYR a certificate dated as of the Closing date, to the effect that the representations and warranties made by Sellers in this Agreement are true and correct.

                                                            ii.      Performance. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

                                                          iii.      Unwind Documents. This Agreement and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to SPYR, shall have been executed and delivered to SPYR.

b.	Conditions Precedent to Closing by Sellers. The obligation of Sellers to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Sellers and may be waived by Sellers in their discretion.

                                                              i.      Representations and Warranties. The representations and warranties of SPYR set forth in this Agreement shall be true, correct and complete in all respects as of the Closing date, as though made on and as of the Closing date and SPYR will have delivered to Sellers a certificate dated the Closing date, to the effect that the representations and warranties made by Sellers in this Agreement are true and correct.

                                                            ii.      Performance. All of the covenants and obligations that SPYR is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. SPYR must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

                                                          iii.      Unwind Documents. This Agreement and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Sellers, will have been executed and delivered by Sellers.

10.              Additional Covenants of the Parties.

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a.	Confidentiality of Franklin Networks, Inc. and SPYR Business. All information regarding the business of Franklin Networks, Inc. and SPYR including, without limitation, financial information that was provided to the parties during any due diligence investigation or after the Stock Purchase Agreement was effectuated will be kept in strict confidence by the receiving party and will not be used, exploited or commercialized by the receiving party or disclosed to any third party (other than professional accounting and legal advisors or as required by law) without the prior written consent of the disclosing party.

b.	Confidentiality of Transaction. SPYR is a public company and the dissemination of material non-public information about the Transaction, other than such broad statements as shall be included in any pre-approved press releases made public by SPYR may violate certain Securities and Exchange Commission (“SEC”) regulations governing such information. Such “confidential information” related to the Transaction specifically includes the share structure, the transfer of the SPYR Shares, any name change, symbol change, timing of Closing, any language in this Agreement, any language in the Stock Purchase Agreement or the Closing documents and in general anything other than that information which is agreed to be presented and has already been made public in a press release or in SPYR’s public filings. Unwittingly releasing knowledge of any of these elements of the Transaction could provide someone with what may be construed later as “insider information."

c.	Notification. Between the date of this Agreement and the Closing date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

d.	No Insider Trading. Sellers acknowledge their understanding of the legal prohibitions against insider trading, and agree that none of them will use any confidential information gained while the Stock Purchase Agreement was in effect, with respect to the Initial Transaction, or with respect to this Agreement or the Transaction to gain any advantage or benefit in the trading in the stock of SPYR. The Parties agree at all time to comply with all applicable U.S. Securities Laws.

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e.	Certain Acts Prohibited - SPYR. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing date, SPYR will not, without the prior written consent of the Sellers, Declare, set aside or pay any dividends on, or make any other distributions in respect of the SPYR common stock.

f.	Public Announcements. Sellers agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of SPYR, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other parties hereto and seeking their reasonable consent to such announcement.

g.	Indemnification by Sellers. Sellers, jointly and severally will indemnify, defend, and hold harmless, to the full extent of the law, SPYR and its officers, directors, employees and shareholders from, against, and in respect of any and all losses asserted against, relating to, imposed upon, or incurred by SPYR and its officers, directors, employees or shareholders by reason of, resulting from, based upon or arising out of the breach by any of Sellers of any representation or warranty of Sellers contained in or made pursuant to this Agreement, or any document or any certificate or other instrument delivered pursuant to this Agreement.

11.              Closing.

a.	Closing Location. Closing shall take place via electronic and mail correspondence to the extent possible. In the event a physical location for closing is necessary, the Closing shall take place at the SPYR office located at 4643 S. Ulster Street, Suite 1510, Denver, CO 80237.

b.	Closing Deliveries of Sellers. At Closing, Sellers will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to SPYR:

                                                              i.      copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pilgrim evidencing approval of this Agreement and the Transaction;

                                                            ii.      share certificates representing the SPYR Shares;

                                                          iii.      any other necessary documents, each duly executed by Sellers, as required to give effect to the Transaction.

c.	Closing Deliveries of SPYR. At Closing, SPYR will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Sellers:

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                                                              i.      copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of SPYR evidencing approval of this Agreement and the Transaction;

                                                            ii.      all stock certificates representing the Franklin Shares;

                                                          iii.      any other necessary documents, each duly executed by SPYR, as required to give effect to the Transaction.

12.              Miscellaneous Provisions.

a.	Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement the representations, warranties and agreements will survive the Closing and continue in full force and effect until one (1) year after the Closing, except for instances of fraud, which shall survive indefinitely.

b.	Further Assurances. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

c.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

d.	Expenses. Each party will bear their own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction.

e.	Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

f.	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.

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                                                              i.      All such notices and other communications will be deemed to have been received:

1.	in the case of personal delivery, on the date of such delivery;
2.	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;
3.	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and
4.	in the case of certified mailing, on the fifth business day following mailing.

g.	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

h.	No Third Party Beneficiaries. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

i.	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

j.	Governing Law, Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed therein. In the event any dispute arises hereunder, the exclusive jurisdiction for the resolution of such dispute or disputes shall be the state or federal courts located in Denver, Colorado. The parties hereby consent to venue and personal jurisdiction in such courts.

k.	Jury Waiver. THE PARTIES HERETO AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO IN ANY MANNERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES AND/OR ANY CLAIM OF INJURY OR DAMAGE, AND ANY STATUTORY REMEDY RELATED THERETO OR TO THIS AGREEMENT.

l.	Attorneys’ Fees. If any of the parties hereto shall commence any action or proceeding against any or all of the other parties that arises out of the provisions of this Agreement or to recover damages as the result of the alleged breach of any of the provisions of this Agreement, the prevailing party therein shall be entitled to recover from the non-prevailing party (and the court shall award to the prevailing party) all reasonable costs incurred in connection therewith, including reasonable attorneys’ fees.
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m.	Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

n.	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

o.	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

p.	Fax or Email Execution. This Agreement may be executed by delivery of executed signature pages by fax or email and such fax or email execution will be effective for all purposes.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

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WITNESS:	SELLERS:
	MARK MCGARRITY
By:____________________	By:____________________ Mark McGarrity
	KENNEN PALM
By:____________________	By:____________________ Kennen Palm
	PILGRIM CONSULTING SERVICES, INC.
By:____________________	By:____________________ Kennen Palm, President
ATTEST:	SPYR, INC.
By:____________________ Jennifer D. Duettra, Secretary	By:____________________ James R. Thompson, CEO and President

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